FFBW, INC.

Virtual Bank Conference
June 8, 2021


FIRST FEDERAL BANK

Forward-looking Statements

This presentation contains forward-looking statements, which can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Company Overview

- FFBW, Inc. (Nasdaq: FFBW) is the holding company for First Federal Bank of Wisconsin (established 1922).
- Completed a mutual-to-stock conversion in January 2020.
- Completed first bank acquisition on December 31, 2020.
- Operate out of five branches in Waukesha and Milwaukee Counties, headquartered in Brookfield, Wisconsin.
- Focused on leveraging our strong capital position to grow our small business platform both organically as well as through thoughtful acquisitions.



Brookfield
Wauwatosa
Milwaukee
Waukesha
West Allis
New Berlin
Greenfield
Muskego
Franklin
Oak Creek

FFBW, INC.

Guiding Principles

- **Vision:** We are a community bank. Our employees serve the needs of our customers and local communities. We provide our employees a values-based environment to work, learn and grow. We develop long-term relationships to profitably grow into a high performing community bank.
- **Mission:** As a community bank, we are committed to living our values and providing the Community Bank Difference. Quick LOCAL decision making. Great CUSTOMER service. Significant COMMUNITY commitment.
- **KORE Values**
  - **Knowledge:** We are experts in the products and services we provide to meet the financial needs of our customers.
  - **Ownership:** It is our personal privilege and duty to meet the expectations of our internal and external customers and positively impact our communities.
  - **Responsiveness:** We react timely and positively to our customers, both internally and externally.
  - **Ethics:** We will professionally conduct all business with honesty and integrity.

FFBW, INC.

Mitchell Bank Transaction

Consideration Paid ($'000)	4,978
FV of Assets and Liabilities acquired ($'000)	
Cash and Investments	45,643
Loans	14,295
Core Deposit Intangible	369
Other Assets	1,357
Total Assets	61,664
Deposits	56,641
Other Liabilities	38
Total Liabilities	56,679
Net Assets Acquired	4,985

- Acquired the assets and liabilities of Mitchell Bank on December 31, 2020.
- Recorded a bargain purchase gain as a result of the transaction.
- Incurred $340k in one time transaction related costs through March 31, 2021.
- First quarter of 2021 was focused on the integration of the transaction.
- The remainder of 2021 will be focused on:
  - Expanding existing Mitchell Bank relationships with First Federal competencies
  - Expanding our customer base in our new footprint
  - Creating efficiencies

Share Repurchase Program

- Initiated repurchase program of up to 10% of the 7.7 million outstanding shares on March 1, 2021.
- 6.8% of the 10% have been repurchased through June 1, 2021, at a discount to tangible book value.
- Sufficient cash at FFBW, Inc. to fund repurchases.

Credit Quality

	As of March 31, 2021
Nonaccrual Loans ('000)	$1,149
NPL / Total Loans	0.56%
Reserves ('000)	$2,813
Reserves/ Total Loans	1.36%
Reserves / NPL	245%

Since March 31, 2021:

- One remaining COVID deferral resumed principal and interest payments.
- Positive developments on the nonaccrual loans balance.

FFBW, INC.

March 31, 2021 Financial Results

Balance Sheet As of March 31, 2021 ('000)		Income Statement Three Months Ended March 31, 2021 ('000)	
Cash and cash equivalents	$59,125	Interest and dividend income:	$3,166
Available for sale securities, stated at fair value	56,463	Interest expense:	266
Net Loans	204,474	Net interest income	2,900
Foreclosed assets	-	Provision for loan losses	-
Other assets	17,689	Net interest income after provision	2,900
TOTAL ASSETS	337,751	Noninterest income:	355
Deposits and escrow	229,968	Noninterest expense:	2,403
Borrowings	7,500	Income before income taxes	852
Other liabilities	1,208	Provision for income taxes	182
Total liabilities	238,676	Net income	$670
Total equity	99,075		
TOTAL LIABILITIES AND EQUITY	$337,751	Diluted Earnings per share	$0.10

Financial Highlights


Operating Revenue and Efficiency Ratio
14,000
12,000
10,000
8,000
6,000
4,000
2,000
-
78.00%
77.00%
76.00%
75.00%
74.00%
73.00%
72.00%
71.00%
70.00%
2018
2019
2020
Q1 2021 (Annualized)
Net Interest Income
Non Interest Income
Efficiency Ratio


Net Income and ROAA
3,000
2,500
2,000
1,500
1,000
500
-
0.90%
0.80%
0.70%
0.60%
0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
2018
2019
2020
Q1 2021 (Annualized)
Net Income
ROAA